UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2005

GXS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-106143	35-2181508
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

100 Edison Park Drive
Gaithersburg, MD	20878
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 340-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 7.01. Regulation FD.

The information contained in this report, including the information contained in the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information set forth in this report, including the exhibit hereto, shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Proposed Refinancing

On May 23, 2005, GXS Corporation (“GXS”) issued the press release attached hereto as Exhibit 99.1 relating to its intention to enter into new senior secured credit facilities, borrowings under which are expected to be used to finance the previously announced acquisition of G International, Inc. and to refinance certain outstanding indebtedness of GXS and G International, including GXS’s outstanding senior secured floating rate notes and a portion of its outstanding senior subordinated reset notes. The press release also announced that GXS has entered into an agreement with the holder of the reset notes to amend certain terms of the reset notes, including extending the maturity thereof to September 27, 2012, fixing the interest rate at 12% per annum from September 27, 2003 through the closing date of the G International acquisition, 14% per annum until the first anniversary of the closing of the G International acquisition and 15% per annum thereafter, with varying amounts payable in kind and in cash each year, and amending certain covenants and the optional redemption provisions. The agreement further provides that if the holder of the reset notes assigns any of the reset notes to a third party, the assigned notes will bear interest at a rate of 12% per annum from the later of September 26, 2005 or the date of the assignment. The amendments to the reset notes are conditioned upon completion of the acquisition and the refinancing. In connection with the entering into of the new credit facilities, GXS intends to meet with potential lenders and to provide potential lenders with certain information about GXS, G International and the refinancing. Such information is therefore also being furnished under this Item 7.01.

G International Acquisition

Concurrently with the entering into of the proposed new credit facilities, GXS intends to acquire G International from Francisco Partners. The consideration is expected to be $35.0 million in cash and the assumption of G International’s outstanding indebtedness of approximately $105.0 million, subject to certain adjustments. The acquisition of G International is subject to satisfaction of several conditions, including:

•	completion of definitive documentation;

•	receipt of financing; and

•	receipt of third-party consents and approvals.

GXS believes that the acquisition of G International will:

•	broaden its customer base to over 40,000 customers and approximately 150,000 trading relationships, including over 75% of the Fortune 500 companies;

•	position GXS to offer a broad range of its existing solutions to G International’s customers;

•	reduce GXS’s costs and the cost to customers of some of its solutions; and

•	strengthen GXS’s competitive position in some industries, including financial services and consumer products, and in the small and medium business market.

GXS’s Industry

GXS expects the value of the goods transacted over electronic data interchange, or EDI, to grow by a compound annual growth rate of approximately 7% between 2003 and 2007. GXS also expects the Internet to provide a significant catalyst to the growth of EDI, representing the communication medium for nearly 46% of all EDI traffic by 2007. GXS believes that the volume of EDI traffic will increase by 5% to 10% annually over the next five years and the use of EDI standards will remain the mainstay of commercial business-to-business activity for the foreseeable future. GXS also believes that the increasing demands for more sophisticated business-to-business integration will lead to the increased usage of EDI in conjunction with enterprise application integration and business process management technology to deliver systems that incorporate both data and process integration capability and that the outsourcing of supply chain management solutions will increase as small and medium size enterprises adopt EDI as a means of communicating with their larger trading partners. For a discussion of certain risks related to the industry in which GXS and G International operate, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Factors That Could Affect Future Results” in the Annual Report on Form 10-K for the year ended December 31, 2004, filed by GXS with the SEC on March 31, 2005.

Financial Information

The following table sets forth summary unaudited financial information for G International. The financial information in the table includes pro forma adjustments related to the acquisition of G International by GXS. G International was formed in September 2004 to own and operate IBM’s EDI and business exchange services business. Prior to the acquisition of G International by Francisco Partners, the G International business was integrated with IBM’s Global Services business and IBM did not maintain separate accounting records for this business. As a result, only abbreviated financial information, including limited operating and balance sheet data, is available for G International.

				Three Months
	Year Ended December 31,			Ended March 31,
	2002	2003	2004	2004	2005
	($ in millions)
Statement of Operations Data:
Total Revenue	$208.5	$188.6	$168.4	$44.1	$38.7
Cost of revenues	86.0	75.6	89.2	23.0	18.1
Gross Profit	122.5	113.0	79.2	21.1	20.6
% margin	58.8%	59.9%	47.0%	47.9%	53.3%
Operating Expenses:
Selling, General and Administrative	47.6	36.5	23.7	4.6	11.8

Total Operating Expenses	47.6	36.5	23.7	4.6	11.8
Excess of Revenue Over Expenses	74.9	76.5	55.5	16.5	8.8
Balance Sheet Items:
Cash and Cash Equivalents	—	—	$1.9	—	$15.8
Accounts Receivable	—	—	27.0	—	34.2
Accounts Payable	—	—	16.2	—	25.3
Debt	—	—	105.0	—	105.0

G International had revenues in 2004 of $168.4 million, 89.2% of which were derived from core Transact Solutions.

The following table presents summary unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2004 for GXS. The summary unaudited pro forma consolidated financial information gives effect to the acquisition of G International and the refinancing assuming each transaction had occurred on January 1, 2004, in the case of operating and other data, and on December 31, 2004, in the case of balance sheet data. The summary unaudited pro forma condensed consolidated financial information does not purport to be indicative of GXS’s financial position or results of operations that would have been reported had the acquisition and the refinancing actually been effected on the dates indicated, or which may be reported in the future. Although GXS management believes the assumptions used in preparing the summary unaudited pro forma condensed consolidated financial information were reasonable as of the date of this Current Report on Form 8-K, these assumptions may not prove to be correct. As a result, actual results could differ materially.

December 31,
2004
($ in millions)
Statement of Operations Data:
Revenue
Transaction Processing & Maintenance	$382.1
Software Licensing	9.0
Professional Services	14.1
Legacy	91.8

Total Revenue	497.0
Cost of revenues	287.4
Gross Profit	209.6
% margin	42.2%
Balance Sheet Items:
Cash and Cash Equivalents	$26.4
Accounts Receivable	85.8
Accounts Payable	31.7
Debt	555.0

For the year ended December 31, 2004, on a pro forma basis after giving effect to the G International acquisition, GXS would have generated approximately 61% of its revenue in the Americas, 27% in Europe, and 12% in the Asia Pacific region.

All of the foregoing historical and pro forma financial information should also be read in together with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and GXS’s audited and unaudited consolidated financial statements and the accompanying notes, included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding the entering into of the proposed new credit facilities, the G International acquisition and the related refinancing. These and other forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. These factors include the condition of the debt markets, technological developments, customer demand, trading partner participation and network availability. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.     Financial Statements and Exhibits.

Exhibit 99.1   Press Release, issued May 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GXS Corporation

By: /s/ Bruce E. Hunter

Name: Bruce E. Hunter
Title: Senior Vice President, General Counsel
and Secretary

Date: May 24, 2005